Exhibit 99.64

Management’s Discussion and Analysis Year ended December 31, 2025 (Expressed in U.S. dollars, unless otherwise noted)

April 30, 2026

This Management’s Discussion and Analysis (“MD&A”) relates to the financial condition and results of operations of Goldgroup Mining Inc. (“Goldgroup” or the “Company”) together with its subsidiaries as of April 30, 2026, and is intended to supplement and complement the Company’s audited consolidated financial statements for the year ended December 31, 2025. Readers are cautioned that this MD&A contains forward-looking statements and that actual events may vary from management’s expectations. Goldgroup’s public disclosure documents are available on SEDAR at www.sedarplus.ca. The consolidated financial statements and MD&A are presented in United States (“US”) dollars, except where noted, and have been prepared in accordance with International Financial Reporting Standards (“IFRS”). This discussion addresses matters we consider important for an understanding of our financial condition and results of operations as of and for the year ended December 31, 2025.

The MD&A contains forward-looking statements and should be read in conjunction with the risks discussed herein and those set out under the heading “Risk Factors” as described in this MD&A. Please also refer to the “Cautionary Statement on Forward-Looking Information” at the end of this MD&A.

OVERVIEW

Goldgroup is a Canadian-based mining Company that operates a heap-leach gold mine in the State of Sonora, Mexico and is led by a team of highly successful and seasoned individuals with extensive expertise in mine development, corporate finance, and exploration in Mexico. On December 23, 2025, the Company acquired the San Francisco Project, which comprises two previously mined open pits (San Francisco and La Chicharra), together with heap leach processing facilities and associated infrastructure located close to the San Francisco pit. At this time the San Francisco Project, the leach pads are no longer producing, no mining is being conducted, and the Project is on care and maintenance.

The profitability and operating cash flows of the Company are affected by various factors, including the amount of gold produced and sold, the market price of gold, operating costs, interest rates, regulatory and environmental compliance, general and administrative costs, the level of exploration and development expenditures, decommissioning and restoration provisions and other discretionary costs. Goldgroup is also exposed to fluctuations in foreign currency exchange rates that can materially impact profitability and cash flow. To date, all of the Company’s projects are located in Mexico and are subject to foreign investment risk, including increases in various levels of taxation and royalties, renegotiation of contracts, fuel cost changes, profit sharing law changes, property title risk and political uncertainty. While Goldgroup seeks to manage the level of risk associated with its business, many of the factors affecting these risks are beyond the Company’s control.

The Company may need to raise additional funds over and above amounts raised to date to continue the development of Cerro Prieto, the drilling and restart of the San Francisco Project, as well as to complete the exploration and development of its other property interests. There can be no assurance that additional capital or other types of financing will be available to the Company if needed or that, if available, the terms of such financing will be on terms favourable to the Company.

Year ended – December 31, 2025

HIGHLIGHTS AND DEVELOPMENTS – 2025

•	During the year ended December 31, 2025, the Company produced 8,081 ounces of gold (December 31, 2024 – 8,803).

•	During the year ended December 31, 2025, the average realized price for gold sold was $3,465 (December 31, 2024 – $2,328).

•	During the year ended December 31, 2025, Cerro Prieto’s all-in sustaining cost of production per ounce was $3,534(1) and all-in cost per ounce was $4,134(1)

•	During the year ended December 31, 2024, Cerro Prieto’s all-in sustaining cost of production per ounce was $1,879(1) and all-in cost per ounce was $2,214.(1)

•	On December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell it’s recently acquired Pinos Project to a private arm’s length British Columbia company (the “Purchaser”) in consideration of the payment of $5,000,000 in stages, with $2,450,000 ($2,445,000 received as at December 31, 2025) deposit payable on signing, $550,000 to be paid on closing and $2,000,000 to be secured by a promissory note and paid on or before the date that is six (6) months from the closing date. Further, the Purchaser has agreed to assume any and all liabilities of the Company associated with its original acquisition, including the assumption of $400,000 remaining payable on the original purchase agreement in addition to debt in the amount of $1,500,000 payable to the previous owners of the Pinos Project that will be triggered by the sale. The sale closed subsequent to December 31, 2025.

•	On December 23, 2025, the Company acquired all of the issued and outstanding Series “A” shares in the fixed capital and all the issued and outstanding Series “B” shares in the variable capital (collectively the “Molimentales Shares”) of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) through a Concurso Mercantil process (restructuring proceeding equivalent to Chapter 11 in the United States). The Company has received approval from the Second District Court for Commercial Bankruptcy Matters (the “Mexican Court”) to the plan of arrangement (the “Plan of Arrangement”) the Company filed with the Mexican Court under the Concurso Mercantil process. Molimentales owns the San Francisco Project, which is a large-scale, formerly producing open pit gold mine. The San Francisco Project encompasses concessions in the north central portion of the state of Sonora, Mexico, north of the state capital, Hermosillo. The operation is comprised of two previously producing open pits (San Francisco and La Chicharra), together with heap leach processing facilities and associated infrastructure located close to the San Francisco pit.

•	During the year ended December 31, 2025, the Company raised total gross proceeds of $30,575,000 (CAD $42,275,000) in non-brokered private placement financings.

•	During the year ended December 31, 2025, the Company issued 27,972,609 common shares as a result of warrant exercises for gross proceeds of approximately $3,154,000 (CAD $4,447,000).

•	During the year ended December 31, 2025, the Company issued 1,662,500 common shares as a result of option exercises for gross proceeds of approximately $48,000 (CAD $67,000).

•	Subsequent to December 31, 2025, on January 26, 2026, the Company announced that it has entered into a definitive arrangement agreement and plan of merger with Gold Resource Corporation (NYSE American: GORO) (“GRC”), whereby Goldgroup has agreed to acquire all of the issued and outstanding shares of GRC’s common stock. Pursuant to the arrangement agreement, GRC’s stockholders will receive 1.4476 common shares of the Company for each share of GRC’s common stock adjusted to 0.3619 common shares of Goldgroup for each share of GRC’s common stock as a result of a proposed four-for-one share consolidation to be completed by the Company prior to closing. Since the transaction had not closed as of the financial statement date, the initial accounting for the acquisition is incomplete and certain IFRS 3 disclosures cannot yet be provided. . The arrangement agreement includes a reciprocal termination fee of $5 million, payable by either party under certain specified termination circumstances.

Year ended – December 31, 2025

•	Subsequent to December 31, 2025, the Company has issued 2,414,288 common shares as a result of warrant exercises for gross proceeds of approximately $948,000 (CAD $1,191,000).

•	Subsequent to December 31, 2025, the Company has issued 1,525,000 common shares as a result of option exercises for gross proceeds of approximately $44,000 (CAD $61,000).

(1)	Cash cost is a non IFRS measure. See “Non IFRS Measures”

OUTLOOK

Main areas of focus for 2026 include:

•	Cerro Prieto – the Company is pursuing exploration of nearby areas within our concessions to extend mine life and potentially increase production. The Company has installed a second crushing circuit in fiscal 2025 to expand average crushing capacity to 4,200 tonnes per day which will increase production in fiscal 2026. The Company is analyzing re-leaching material from existing leach pads to potentially extract residual gold from previously leached material which would may increase future gold production.

•	San Francisco – the Company is planning a 26,000 meter drilling campaign aimed at confirming and upgrading the historical resource, while also testing for additional mineralization both within and beyond the current open-pit footprint. The goal is to unlock the full potential of this asset and advance a robust optimized long-term mine plan that can reshape the future of the Company.

•	Gold Resource Corporation – the Company will work to close the Gold Resource Corporation transaction announced subsequent to year end which is anticipated to close before the end of Q2 2026.

•	San José de Gracia – the Company announced that its subsidiary, Goldgroup Resources Inc. (“Goldgroup Resources”), filed a Request for Arbitration on February 17, 2023 with the International Centre for Settlement of Investment Disputes (“ICSID”) against the United Mexican States. The treatment and inaction by the Mexican courts have resulted in a judicial expropriation of Goldgroup Resources’ investment in DynaMexico and a denial of justice in breach of Mexico’s obligations under the North American Free Trade Agreement (“NAFTA”). Goldgroup Resources is seeking monetary damages as a result of Mexico’s breaches of NAFTA, as well as declarations from the arbitral tribunal to counter any potentially detrimental consequences stemming from the continued existence of the $48 million judgment issued by the Mexican courts in favour of DynaMexico.

Going concern

The Company has experienced recurring operating losses and has an accumulated deficit of $227.0 million at December 31, 2025. In addition, as at December 31, 2025, the Company has working capital deficiency of $40.3 million. Working capital is defined as current assets less current liabilities and provides a measure of the Company’s ability to settle liabilities that are due within one year with assets that are also expected to be converted into cash within one year. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which may cast significant doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for the financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the classifications used in the statement of financial position.

Year ended – December 31, 2025

FINANCIAL AND OPERATIONAL HIGHLIGHTS

Operating Statistics	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024
Ore mined (tonnes)	921,148	550,835
Run of mine (tonnes)	342,768	116,108
Waste mined (tonnes)	4,867,166	2,760,564
Total mined (tonnes)	5,937,353	3,427,507
Waste-to-ore-ratio	4.55	4.14
Ore to pad (tonnes)	902,158	794,807
ROM to pad (Tonnes)	342,768	116,108
Recovery	44%	44%
Grade of ore mined (g/t Au)	0.61	0.87
Grade of ROM mined (g/t Au)	0.51	1.00
Grade of ore placed on pad (g/t Au)	0.55	0.64
Grade of ROM placed on pad (g/t Au)	0.55	1.00
Gold ounces – produced	8,081	8,803
Gold ounces – sold	6,563	8,656
Average realized gold price per ounce sold	$3,465	$2,328

Year ended December 31, 2025 compared to year ended December 31, 2024

Total ore mined has increased from the comparative period as the Company has hired a new contractor to take over mining operations who have been mining at over 100% of budget and the prior year had a pause of mining operations to allow the Company to produce from stockpile to conserve cash. Total gold produced has decreased from the comparative period due to lower grade of ore placed on the leach pads, low availability of the single crushing circuit and loading equipment and the use of ROM production in the current period which offset the increase in ore placed on the pad. The decrease in grade placed on the pad is the result of the Company producing from the Esperanza Extension in the current period which has a lower expected grade. The waste-to-ore ratio is higher than the comparative period due to am increased strip ratio from the early stages of the Esperanza project realized in early 2025. Gold ounces sold has decrease from 2024, as the Company had switched to a new refiner where sales do not occur until the dore is refined and a price settled on which occurs eighteen business days after delivery and delayed sale recognition of 2025 production into 2026.

Year ended – December 31, 2025

	Year ended December 31,
(tabled amounts are expressed in thousands of U.S dollars)	2025	2024	2023
Metal sales	$22,981	$20,369	$9,793
Cost of sales	(16,997)	(17,433)	(7,813)
Depreciation and depletion	(726)	(963)	(540)
Gross profit	5,258	1,973	1,440

General and administration(a)	(4,893)	(3,156)	(3,419)
Finance cost, net	(125)	(159)	(273)
Foreign exchange (loss) gain	(531)	66	(183)
Warrant liability – unrealized gain	(37,060)	(1,081)	98
Impairment of exploration and evaluation property	(31,148)	-	(4,955)
Gain on disposition of settlement of debt	-	-	6
Reversal of decommissioning obligations	-	-	313
Gain on settlement of accounts payable	-	-	62
Exploration	(143)	-	-
Other income	262	16	272
Loss before income taxes	(68,380)	(2,341)	(6,639)
Provision for income taxes:
Current	-	(134)	(107)
Future	-	-	-
Net Income (loss)	(68,380)	(2,475)	(6,746)
Basic & diluted loss per share	(0.30)	(0.03)	(0.15)

(a)	General and administration expense include amortization expense, non-cash stock based compensation expense, salary and consulting expense and professional fees.

	Year ended December 31,
(tabled amounts are expressed in thousands of U.S dollars)	2025	2024	2023
Cash and cash equivalents	$9,611	$366	$292
Total assets	71,664	6,215	9,419
Non-current financial liabilities	4,061	15	137
Cash dividends declared	$0.00	$0.00	$0.00

Profit from mining operations was $5.3 million in the current period compared to a profit of $2.0 million in 2024 and $1.4 million in 2023. The increased profit in the current year was the result of the increase in realized gold price which was 49.9% higher than in 2024. The revenue increase was offset by an increase in costs due to the use of new contractors who have a higher price per tonne and increased waste realized in the current period along with the company switching to a new refinery which delayed the sale of gold and related profit.

General and administration expenses were higher in the current period when compared to prior year’s comparative periods due to the Company starting a marketing program in the current period to increase investor awareness and incurring legal fees related to the Pinos Project disposition and Gold Resource Corporation acquisition announced in January 2026. Salary and consulting and professional fees were higher in the current period when compared to the comparative periods due to increased consultants being used in the current period due to the increased corporate activity as the Company assess potential strategic acquisitions.

Year ended – December 31, 2025

In the current period, the Company recorded a $31.1 million impairment on its recently purchased Pinos Project as the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) in consideration of the payment of $5.0 million and the assumption of $400,000 remaining payable on the original purchase agreement in addition to debt in the amount of $1.5 million payable to the previous owners of Pinos Project that will be triggered by the sale. The impairment is a one-time non-cash charge and the result of the appreciation of the Company’s shares from the time the acquisition agreement was entered into on August 13, 2024 and the closing of the acquisition on June 30, 2025, which artificially increased the carrying value of the Pinos Project. Finance cost has decreased over the comparative periods due to the remaining debt being fully paid off at the end of the prior year and the current year amount only relating to accretion on the ARO and lease obligation. In the current period the Company recorded a loss on warrant liability of $37.1 million as a result of issuing warrants on two financings during the period and the subsequent fluctuations in market conditions. Foreign exchange fluctuated dependent on fluctuations on exchange rates.

Income tax expense and recovery fluctuated due to the level of mining activity. Non-cash deferred income tax expense for accounting purpose depends on the difference between carrying value for accounting purpose and tax basis.

Cash and cash equivalents is higher in the current period due to the private placements which closed in the current period. Total assets were higher than prior year due to the recently closed Pinos Project acquisition and higher cash balance from the financings closed in the current period. Non-current financial liabilities decreased as payments on the lease assets are being made.

QUARTERLY RESULTS

(tabled amounts are expressed in thousands of U.S. dollars)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Revenue	9,330	3,707	5,364	4,580	3,931	3,663	7,012	5,763
Income (loss) income from mine operations	4,436	(2,540)	1,705	1,657	(102)	(31)	1,424	682
Net income (loss)	(21,272)	(4,769)	(35,130)	(7,209)	(1,765)	(1,141)	703	(272)
Basic and diluted earnings (loss) per share	(0.04)	(0.02)	(0.17)	(0.07)	(0.02)	(0.01)	0.01	(0.00)
Diluted earnings (loss) per share	(0.04)	(0.02)	(0.17)	(0.07)	(0.02)	(0.01)	0.01	(0.00)
Cash and cash equivalents	9,611	13,446	15,122	7,827	366	733	686	355
Total assets	71,664	47,722	36,105	16,065	6,215	7,520	8,421	9,179
Non-current financial liabilities	4,061	31	33	35	15	578	23	118
Cash dividend declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total ounces produced	2,979	1,684	1,446	1,972	1,540	1,476	2,743	3,044
Total ounces sold	2,277	1,096	1,588	1,603	1,392	1,479	3,004	2,781

Three months ended December 31, 2025 statement of losses compared with previous quarters in 2024

Revenue has fluctuated over the years as the Company has been mining from different zones with different grades in addition to pausing mining operations in 2024 and producing only from stockpile. Revenue in the current period was significantly higher than all comparative periods as a result of a relatively high total ounces sold (lower than Q2 2024 and Q1 2024 only) and historically high realized selling price of gold. Income from operations was $4.4 million in the current period which was higher than all comparative periods as a result of historically high realized selling price of gold which was offset slightly by higher total cash costs realized in the period.

Net loss was $21.2 million in the current quarter and has fluctuated over the years. The net loss in the current period was higher than all comparative periods except Q2 2025 which recorded a $27.6 million impairment on its recently purchased Pinos Project. The loss in the current period was the result of the Company recording an additional impairment on the sale of the Pinos Project, recording a loss of $20.1 million on the warrant liability derivative loss, in addition to increased corporate activity as the Company assess potential strategic acquisitions.

Year ended – December 31, 2025

Total gold produced and cash costs has fluctuated over the quarters due to grade mined in the different areas of the pit and the Company processing both high-grade and run-of-mine material. Total gold produced in Q4 2025 was higher than all comparative quarters except Q1 2024 as a result of the utilization of the second crushing circuit installed during the year in addition to the new mining contractor who’s performance has exceeded budget.

Total assets and non-current liabilities as at December 31, 2025 compared with previous quarters in 2024 and 2023

Total assets is substantially higher than all comparative quarters as a result of changes in inventory balances, the recent financings closed, the acquisition of the Pinos Project in Q2 2025 (held as available for sale as at December 31, 2025) and the major acquisition of Molimentales which closed in December 2025.

Non-current financial liabilities are $4.1 million and fluctuate over periods due to classification of loans from long-term to current and payment of lease liabilities. The current period increase is the result of recording a royalty payable related to Molimentales.

CERRO PRIETO PROJECT, MEXICO

Overview

The Cerro Prieto project, located in the Cucurpe Mining District, Sonora, Mexico, is comprised of the San Felix (205 ha), San Francisco (10 ha), Elba (5.82 ha), Huerta de Oro (20 ha), Reyna de Plata (9.79 ha), Cerro Prieto “North” (2,508 ha) and Argonauta 6 (4,120 ha) mineral concessions. Cerro Prieto is 52 road kilometers from the regional center of Magdalena de Kino (population 40,000) and 150 kilometers northeast of the city of Hermosillo.

Gold is produced in doré in Mexico and has been shipped to a refiner in Mexico for final refining prior to sale. Cerro Prieto is subject to a 2% NSR royalty payable upon production.

On November 6, 2025, the Company filed an updated NI 43-101 technical report on the Cerro Prieto gold project located in Sonora State, Mexico. The report is entitled “Cerro Prieto Project, Heap Leach Project, Magdalena de Kino, State of Sonora, Mexico” with an effective date of April 4, 2025 (referred to herein as the “Report”). The Report, prepared by Rodrigo R Carneiro MSc, QP, SME Registered Member, José Antonio Olmedo MSc, P. Eng. Geo, QP, SME Registered Member and Cristian Garcia, P. Eng., QP, Registered at Engineers and Geoscientists of British Columbia and independent of the Company. The Report is available for viewing on Sedar+.

The Report provides independent assessment of the Mineral Resources Estimates of the Esperanzas Deposit within the Cerro Prieto Mine, which includes the La Esperanza and Nueva Esperanza contiguous zones.

The Report highlights the potential of the Esperanzas Deposit area and other nearby targets. The Company commenced exploitation of Esperanzas and exploration of other areas and has, as well, begun preparations for potential leach pad reprocessing, an important optimization initiative that may further increase gold production at the mine.

The following table presents the resource NI 43-101 assessment of Measured and Indicated resources at the Esperanzas Deposit at a cut-off grade of 0.20 g/t gold. The Inferred resource estimate at the Esperanzas Deposit is below.

Measured and Indicated as of April 04, 2025

Cut-Off					Average Au	Material Content
Grade Au		Volume	Density	Mass	Value	Au
(g/t)	Class	(m3)	(g/cm3)	(t)	(g/t)	(Oz)
	Measured	1,212,375	2.33	2,826,313	0.370	33,954
≥ 0.200	Indicated	133,750	2.26	302,530	0.330	3,255
	Measured + Indicated	1,346,125	2.32	3,128,843	0.370	37,209

Year ended – December 31, 2025

Inferred as of April 04, 2025

Cut-off Au Grade (g/t)	Volume (m3)	Density (g/cm3)	Mass (t)	Average Au Value (g/t)	Material Au Content (Oz)
≥ 0.200	60,750	2.17	131,536	0.360	1,504

Please review the Report in its entirety for assumptions and detailed information pertaining to the mineral resource estimates and other important information.

The company is currently running an exploration program at Cerro Prieto, which involves diamond drilling along the main mineralized structures as well as definition drilling in specific areas of interest. In addition, geophysical surveys using induced polarization methods are being finalized outlining promising targets in previously unexplored areas south of the leach pads, following the trend of the project's major mineralizing structure.

SAN FRANCISCO PROJECT

On December 23, 2025, the Company acquired all of the issued and outstanding Series “A” shares in the fixed capital and all the issued and outstanding Series “B” shares in the variable capital (collectively the “Molimentales Shares”) of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) through a Concurso Mercantil process (restructuring proceeding equivalent to Chapter 11 in the United States). The Company has received approval from the Second District Court for Commercial Bankruptcy Matters (the “Mexican Court”) to the plan of arrangement (the “Plan of Arrangement”) the Company filed with the Mexican Court under the Concurso Mercantil process.

As part of the acquisition, the Company acquired 60.24% of the debts owed to certain major creditors (the “Major Creditors”) as recognized by the Mexican Court for $8,971,000 of which of $1,417,000 remains to be paid. Under the terms of the Plan of Arrangement, the Company has agreed to pay $2,566,000 in three equal installments in December 2026, 2027 and 2028 to the remaining creditors holding 39.76% of the recognized debt in addition to all outstanding mining concession fees (including penalties and interest), taxes, fees owed to the National Water Commission, supplier debts and certain expenses related to the Concurso proceedings currently estimated at approximately $8,026. Some of the payments described above are facilitated through the Company acquiring the Molimentales Shares by paying the owners of the Molimentales Shares MXN$100,000 and capitalizing Molimentales with MXN$99,900,000 for a total of MXN$100,000,000. The Company determined that the acquisition met the definition of an asset acquisition.

Purchase Consideration	Denominated in ‘000 USD
Debt purchased	$8,971
Credit for debt owned by the Company	(3,274)
Molimentales Shares purchased	6
Transaction costs	1,750
Total consideration	$7,453

Year ended – December 31, 2025

Purchase Price Allocation	Denominated in ‘000 USD
Cash	$12
IVA receivable	489
Inventory	1,890
Plant and mining equipment (Note 8)	16,385
Mineral property (Note 10)	13,766
Accounts payable	(14,600)
Royalty payable* (Note 10)	(4,284)
Asset retirement obligation (Note 15)	(6,205)
Total consideration	$7,453

The San Francisco property is situated in the north central portion of the state of Sonora, Mexico, approximately 150 kilometres (km) north of the state capital, Hermosillo. The San Francisco Project is comprised of two previously mined open pits (San Francisco and La Chicharra), together with heap leach processing facilities and associated infrastructure located close to the San Francisco pit. At this time the San Francisco Project, the leach pads are no longer producing, no mining is being conducted, and the Project is on care and maintenance.

The Company’s San Francisco mining Project has the following obligations owed to SA Targeted Investing Corp., a subsidiary of Royal Gold Inc. (“Royal Gold”):

(i)	Gold Delivery: Commencing 5 (five) business days after restart of operations, and every month thereafter, deliver 75 gold ounces per month for 20 months;

(ii)	Net Smelter Royalty: the Company will pay to Royal Gold a 1% NSR on each of the following mining concessions: San Francisco, Patricia, Norma, La Pima, Dulce, and San Judas. The NSR will commence once the Gold Delivery obligation is complete.

NAFTA CLAIM

Overview

On September 1, 2006, the Company entered into an Earn in/Option Agreement (“the Agreement”) with DynaResource de Mexico S.A. de C.V. (“DynaMexico”) and its parent company, DynaResource, Inc. (“DynaUSA”). Under the Agreement, the Company had the right to earn up to a 50% equity interest in DynaMexico by funding up to $18 million in exploration and development expenditures on the San Jose de Gracia property (“SJG”). On March 14, 2011, the Company completed its Earn in/Option Agreement with DynaMexico for its 50% equity interest by reaching the expenditure funding requirement of $18 million. Subsequent to this date there have been legal claims filed in Mexico and the United States which resulted in the foreclosure of the Company’s share ownership.

On October 13, 2015, the Company was made aware of a news release disseminated by DynaMexico which claimed DynaMexico was awarded a $48 million judgement against the Company’s subsidiary Goldgroup Resources Inc. The Company’s position in response to the $48 million claim is that the Company was never notified of the purported court case, and does not recognize any of the claims mentioned therein and is of the belief that such claims are entirely without merit. The Company pursued the case to the Mexican Supreme Court level to get the judgment overturned.

On December 6, 2019, the 11th Federal Circuit Collegiate Court in México denied Goldgroup’s amparo regarding the $48 million claim and on February 20, 2020 a Mexico City court issued a judgment in favour of DynaMexico.

On December 4, 2020, DynaMexico filed another claim seeking recognition of the judgment under the Texas Uniform Foreign-County Money Judgment Recognition Act. The Company filed a Special Appearance, Motion to Dismiss for Improper Venue, and Motion for Non-Recognition in response. A hearing was held on the Special Appearance and Motion to Dismiss for Improper Venue on February 8, 2021 and on May 12, 2021, the 134th Judicial District Court, as a District Court of the State of Texas, ruled it is not required to recognize DynaMexico’s foreign judgment from the country of Mexico. DynaUSA has appealed this decision and the appeal has been fully briefed and oral arguments were held on April 20, 2022. On May 2, 2023, the court of appeals dismissed DynaUSA’s appeal.

Year ended – December 31, 2025

On March 6, 2023, the Company announced that its subsidiary, Goldgroup Resources Inc. (“Goldgroup Resources”), filed a Request for Arbitration on February 17, 2023 with the International Centre for Settlement of Investment Disputes (“ICSID”) against the United Mexican States. The treatment and inaction by the Mexican courts have resulted in a judicial expropriation of Goldgroup Resources’ investment in DynaMexico and a denial of justice in breach of Mexico’s obligations under the North American Free Trade Agreement (“NAFTA”). On February 7, 2024, Goldgroup Resources filed its Memorial on the Merits related to the NAFTA claim and received Mexico’s Counter Memorial on the Merits and Memorial on Jurisdiction on June 19, 2024. On December 12, 2024, the Company Goldgroup Resources filed its Reply on the Merits and Counter Memorial on Jurisdiction and received Mexico’s Rejoinder on the Merits and Reply on Jurisdiction on April 28, 2025. On June 11, 2025, Goldgroup Resources filed its Rejoinder on Jurisdiction. On August 15, 2025, Goldgroup Resources and Mexico filed their respective Comments on the Non-Disputing Party Submissions filed by Canada and the United States of America pursuant to NAFTA Article 1128. On September 23, 2025, Goldgroup Resources’ damages experts filed a Supplemental Report on Quantum, and Goldgroup Resources received the Supplemental Report on Quantum of Mexico’s damages experts on November 18, 2025. Goldgroup Resources is seeking monetary damages as a result of Mexico’s breaches of NAFTA, as well as declarations from the arbitral tribunal to counter any potentially detrimental consequences stemming from the continued existence of the $48 million judgment issued by the Mexican courts in favour of DynaMexico.

PINOS DISPOSITON

On August 13, 2024, the Company entered into an agreement (the “Agreement”) to acquire all of the interests owned by a group of creditors (the "Creditor Group") who own a loan facility pursuant to which various advances were made to Apolo (the “Loan Facility”). The outstanding amount under the Loan Facility is currently approximately USD $2.7 million and the facility is secured against the assets and shares of Apolo located in San Luis Potosi, Mexico. In consideration for the acquisition of the Loan Facility from the Creditor Group, the Company proposes to issue 50 million common shares pro rata to the members of the Creditor Group, pay cash consideration of $0.5 million within 18 months of the closing date of the Agreement, and pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%.

On January 16, 2025, the Company obtained TSX-V approval for the acquisition of the Loan Facility and began the process of enforcing its rights under its security provisions.

On March 7, 2025, the Company had entered into an Agreement to Suspend Enforcement Proceedings (the "Non-Enforcement Agreement") dated March 6, 2025, with Candelaria Mining Corporation ("CMC"), who is the 100% owner of Apolo, with respect to the Loan Facility.

Pursuant to the terms of the Non-Enforcement Agreement, CMC will deliver all of the issued and outstanding shares of Apolo to the Company provided that certain conditions set out in the Non-Enforcement Agreement are satisfied, including receipt of all required approvals from the TSX Venture Exchange (“TSXV”). As part of the agreement, the Company has agreed to:

-	Settle the approximately USD $2,702,873 owed on the Loan Facility;

-	Make a cash payment of USD $89,000 within five (5) days of receipt of all necessary approvals from the TSXV required by the Company and CMC to complete the transactions;

-	Make a cash payment of USD $89,000 on the later of (i) the delivery of the Apolo Shares to the Company, or (ii) six months after receipt of the TSXV Approvals, provided that the Apolo Shares have been delivered to the Company by such date; and

-	Issue 716,667 common shares of the Company.

Year ended – December 31, 2025

On June 30, 2025, the Company obtained 100% ownership of the outstanding shares of Apolo.

Apolo which is the 100% owner of the fully permitted gold project located 140 kilometers east of the capital Zacatecas in the state of Zacatecas, Mexico (the “Pinos Project”).

Purchase Consideration	Denominated in ‘000 USD
50,000,000 common shares to be issued for debt purchase (CAD $0.97)	$35,454
716,667 Shares to be issues to Candelaria (CAD $0.97)	$508
Cash to Candelaria	$178
Acquisition payable	$500
Acquisition costs	$8
Total consideration	$36,648

Purchase Price Allocation	Denominated in ‘000 USD
Cash	$24
IVA receivable	$1,171
Prepaids	$108
Pinos project	$35,573
Accounts payable	$(228)
Total consideration	$36,648

The Company determined that with the acquisition of the San Francisco mine and the pending transaction with Gold Resources Corporation, management determined that the Pinos Project was non-core and on December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) in consideration of the payment of $5,000,000 in stages, with $2,450,000 ($2,445,000 received as at December 31, 2025) deposit payable on signing and $2,000,000 to be secured by a promissory note and paid on or before the date that is six (6) months from the closing date. Further, the Purchaser has agreed to assume any and all liabilities of the Company associated with it’s original acquisition, including the assumption of $400,000 remaining payable on the original purchase agreement in addition to debt in the amount of $1,500,000 payable to the previous owners of the Pinos Project that will be triggered by the sale of Apolo. The Company concluded that the sale meet the definition of an asset held for sale. Subsequent to December 31, 2025, the Company closed the sale of the Pinos Project. The impairment is a one-time non-cash charge and the result of the appreciation of the Company’s shares from the time the acquisition agreement was entered into and the closing of the acquisition on June 30, 2025, which artificially increased the carrying value of the Pinos Project.

Year ended – December 31, 2025

As at December 31, 2025, the impairment of the proposed sale is calculated as follows:

Impairment	Denominated in ‘000 USD
Cash consideration	$5,000
Assumption of payables	400
Assets of Pinos Project	(997)
Liabilities of Pinos Project	22
Carrying value of the Pinos Project	(35,573)
Impairment	$31,148

As at December 31, 2025, assets available for sale included:

December 31, 2025 Denominated in ‘000 USD
Cash	$35
Receivables	842
Prepaids	121
Carrying value of the Pinos Project	4,425
$5,423

As at December 31, 2025, liabilities available for sale included:

December 31, 2025 Denominated in ‘000 USD
Accounts payable	$422
$422

LIQUIDITY AND CAPITAL RESOURCES

A summary of the Company’s cash position and changes in cash and cash equivalents for:

	Year ended December 31,
(tabled amounts are expressed in thousands of U.S. dollars)	2025	2024	2023
Cash (used) generated by operating activities - net	(12,912)	(233)	(1,928)
Cash (used) generated in investing activities	(10,901)	(213)	1,779
Cash (used) generated by financing activities	33,058	520	(18)
Increase in cash and cash equivalents	9,245	74	(167)
Cash and cash equivalents, beginning of year	366	292	459
Cash and cash equivalents, end of year	9,611	366	292

Year ended – December 31, 2025

Cash outflow from operating activities were higher in the current year due to cash flow from mining operations and the change working capital items (e.g. decrease in accounts receivables), net of corporate expenses.

Cash outflows from investing activities were $10.9 million in the current period as the Company purchased property, plant and equipment in the current period related to the second crushing circuit expansion, incurred $1.49 million in exploration costs, incurred $8.3 million in consideration in the Molimentales acquisition netted by $2.4 million received on the deposit on sale of the Pinos Project.

Cash inflows from financing activities were higher than the comparative period in 2024 as the Company closed five private placements in the current year in addition to received proceeds from warrant and option exercises.

ANALYSIS OF FINANCINGS

During the year ended December 31, 2025, the Company completed the following financings:

•	On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366,000 (CAD $3,500,000). The Company intends to use the net proceeds raised from the Private Placement to fund advancement of the Company's Cerro Prieto project, for general working capital purposes and debt reduction.

•	On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per Unit for gross proceeds of approximately $4,893,000 (CAD $7,000,000). The Company intends to use the net proceeds raised from the Private Placement for Cerro Prieto mine improvements, debt reduction and general working capital.

•	On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per Unit for gross proceeds of approximately $604,000 (CAD $775,000). The Company intends to use the net proceeds raised from the Private Placement for Cerro Prieto mine improvements, debt reduction and general working capital.

•	On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117,000 (CAD $15,000,000). The Company intends to use the net proceeds raised from the Private Placement for near mine exploration at the Cerro Prieto Project, mine capital equipment and production improvements, debt reduction, ongoing assessment of acquisition opportunities and general corporate working capital purposes.

•	On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of CAD $0.80 per unit for aggregate gross proceeds of $8,709,000 (CAD $12,000,000). The net proceeds from this Private Placement will be primarily dedicated to the diligent assessment and strategic pursuit of acquisition opportunities (including but not limited to the Company’s pursuit of acquiring Molimentales though the Concurso Mercantil process). With a focus on enhancing shareholder value, the Company aims to leverage these funds to acquire promising mining assets, potentially including operating mines or strategic stakes in other mining companies.

•	On September 12, 2025, the Company closed a private placement financing and issued 4,848,485 units at a price of CAD $0.825 per unit for aggregate gross proceeds of $2,886,000 (CAD $4,000,000). The net proceeds from this Private Placement will be primarily dedicated to the diligent assessment and strategic pursuit of acquisition opportunities (including but not limited to the Company’s pursuit of acquiring Molimentales though the Concurso Mercantil process). With a focus on enhancing shareholder value, the Company aims to leverage these funds to acquire promising mining assets, potentially including operating mines or strategic stakes in other mining companies.

Year ended – December 31, 2025

The following table sets out prior disclosure by the Company of its intended use of proceeds, other than working capital related costs, from the foregoing financings, the Company’s actual achievements and an explanation of any variation.

Disclosed Use of Proceeds (other than working capital)	Company Achievements	Reasons for Variation

January 21, 2025

The Company intends to use the net proceeds raised from the Private Placement to fund advancement of the Company's Cerro Prieto project, for general working capital purposes and debt reduction.

	The Company has made capital expenditures to further improve mining operations at Cerro Prieto and has reduced overall debt of the Company.	N/A

March 17, 2025

The Company intends to use the net proceeds raised from the Private Placement for Cerro Prieto mine improvements, Pinos Project preliminary economic assessment update, debt reduction and general working capital.

The Company has made capital expenditures to further improve mining operations at Cerro Prieto and has reduced overall debt of the Company. No expenditures have been made on the Pinos Project.

No expenditures were made on the Pinos Project as post acquisition based on the analysis of strategic alternatives, the Company determined the best path forward was to divest the Pinos Project and entered into a sales agreement on December 31, 2025 which closed subsequent to year end.

March 28, 2025

The Company intends to use the net proceeds raised from the Private Placement for Cerro Prieto mine improvements, Pinos Project preliminary economic assessment update, debt reduction and general working capital.

The Company has made capital expenditures to further improve mining operations at Cerro Prieto and has reduced overall debt of the Company. No expenditures have been made on the Pinos Project.

No expenditures were made on the Pinos Project as post acquisition based on the analysis of strategic alternatives, the Company determined the best path forward was to divest the Pinos Project and entered into a sales agreement on December 31, 2025 which closed subsequent to year end.

May 7, 2025

The Company intends to use the net proceeds raised from the Private Placement for near mine exploration at the Cerro Prieto Project, mine capital equipment and production improvements, Pinos Project PEA update, debt reduction, ongoing assessment of acquisition opportunities and general corporate working capital purposes.

The Company has made capital expenditures to further improve mining operations at Cerro Prieto, has reduced overall debt of the Company and has started exploration activities at Cerro Prieto. No expenditures have been made on the Pinos Project.

No expenditures were made on the Pinos Project as post acquisition based on the analysis of strategic alternatives, the Company determined the best path forward was to divest the Pinos Project and entered into a sales agreement on December 31, 2025 which closed subsequent to year end.

August 5, 2025

The net proceeds from this Private Placement will be primarily dedicated to the diligent assessment and strategic pursuit of acquisition opportunities. With a focus on enhancing shareholder value, the Company aims to leverage these funds to acquire promising mining assets, potentially including operating mines or strategic stakes in other mining companies.

The Company cautions that it has been searching for and conducting due diligence on mineral projects that Management believes would enhance the Company’s portfolio of existing projects for some time and investors should be aware that the process for completing a transaction in most circumstances can take many months. Even if a suitable target is identified and due diligence satisfactorily completed, there are numerous hurdles, including entering into definitive agreements and obtaining shareholder and TSX Venture Exchange approval, that must be achieved to complete an acquisition transaction, such that there is no assurance that the Company will be able to make a major acquisition in the short term.

N/A

Year ended – December 31, 2025

September 12, 2025

The net proceeds from this Private Placement will be primarily dedicated to the diligent assessment and strategic pursuit of acquisition opportunities. With a focus on enhancing shareholder value, the Company aims to leverage these funds to acquire promising mining assets, potentially including operating mines or strategic stakes in other mining companies.

The Company acquired debts owed to certain recognized creditors of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) such that it was able to acquire all of the issued and outstanding Series “A” shares in the fixed capital and all the issued and outstanding Series “B” shares in the variable capital (collectively the “Molimentales Shares”) of Molimentales through the Concurso Mercantil (bankruptcy) process.

The Company cautions that it has been searching for and conducting due diligence on mineral projects that Management believes would enhance the Company’s portfolio of existing projects for some time and investors should be aware that the process for completing a transaction in most circumstances can take many months. Even if a suitable target is identified and due diligence satisfactorily completed, there are numerous hurdles, including entering into definitive agreements and obtaining shareholder and TSX Venture Exchange approval, that must be achieved to complete an acquisition transaction, such that there is no assurance that the Company will be able to make a major acquisition in the short term.

N/A

Year ended – December 31, 2025

SHAREHOLDER’S EQUITY

The Company’s authorized capital stock consists of an unlimited number of common shares without par value. As at December 31, 2025, had 292,510,620 common shares, 6,287,500 stock options and 60,554,086 warrants outstanding. As at the date of this report, the Company had 296,449,908 common shares, 4,762,500 stock options and 58,139,798 warrants outstanding.

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at a price of CAD$0.10 per unit, for aggregate gross proceeds of approximately $2,366,000 (CAD $3,500,000). Each unit consisted of one common share of the Company and one-half common share purchase warrant, with each full warrant exercisable to purchase one share at a price of CAD $0.15 per share until January 21, 2027. As part of the private placement, the Company paid cash finder’s fees of $142,000 and issued 2,025,600 finder’s warrants that have the same terms and conditions as the financing warrant.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at a price of CAD$0.30 per unit, for aggregate gross proceeds of approximately $4,893,000 (CAD $7,000,000). Each unit consisted of one common share of the Company and one-half common share purchase warrant, with each full warrant exercisable to purchase one share at a price of CAD $0.45 per share until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027.

On March 28, 2025, the Company closed a private placement and issued 2,583,330 units at a price of CAD$0.30 per unit, for aggregate gross proceeds of approximately $604,000 (CAD $774,999). Each unit consisted of one common share of the Company and one-half common share purchase warrant, with each full warrant exercisable to purchase one share at a price of CAD $0.45 per share until March 28, 2027.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117,000 (CAD $15,000,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4,514 and issued 631,794 finder’s units to a finder in connection with the financing. The finder’s units have the same terms and conditions as the warrant in the financing.

On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of CAD $0.80 per unit for aggregate gross proceeds of $8,709,000 (CAD $12,000,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.10 per share until August 5, 2027. The Company issued 1,086,187 finder's units to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.10 until August 5, 2027.

On September 12, 2025, the Company closed a private placement financing and issued 4,848,485 units at a price of CAD $0.825 per unit for aggregate gross proceeds of $2,886,000 (CAD $4,000,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.05 per share until September 12, 2027. The Company issued 78,013 finder's units and 201,718 finders warrants to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.05 until September 12, 2027.

During the period ended December 31, 2025, the Company issued 27,972,609 common shares as a result of warrant exercises for gross proceeds of approximately $3,154,000 (CAD $4,447,000).

Year ended – December 31, 2025

During the period ended December 31, 2025, the Company issued 1,662,500 common shares as a result of option exercises for gross proceeds of approximately $48,000 (CAD $67,000).

Subsequent to the period ended December 31, 2025, the Company issued 2,414,288 common shares as a result of warrant exercises for gross proceeds of approximately $948,000 (CAD $1,191,000) and issued 1,525,000 common shares as a result of option exercises for gross proceeds of approximately $44,000 (CAD $61,000).

Table below provides a summary of the warrants outstanding as at the date of this report:

Expiry date	Number of warrants	Exercise price (C$)
January 21, 2027	11,784,365	0.15
March 17, 2027	12,116,667	0.45
March 27, 2027	1,205,167	0.45
November 7, 2026	12,462,677	0.75
August 5, 2027	15,811,187	1.10
September 27, 2027	4,759,735	1.05
	58,139,798

The table below provides a summary of the stock options outstanding as at the date of this report:

Expiry date	Number of stock options	Number of stock options (vested)	Exercise price (CDN$)
October 31, 2028	4,762,500	4,762,500	0.04
Balance, as at the date of this report	4,762,500	4,762,500

REGULATORY DISCLOSURES

Off balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Proposed Transactions

The Company does not have any proposed transactions as at December 31, 2025 other than as disclosed elsewhere in this document.

Year ended – December 31, 2025

Financial instruments

Fair values of financial instruments

The fair values of financial instruments are summarized as follows:

Fair value measurements

The accounting classification and of each category of financial instruments, and the level within the fair value hierarchy in which they have been classified are set out below:

Denominated in ‘000 USD	Fair Value Hierarchy Level	December 31, 2025	December 31, 2024
Financial assets
Amortized cost
Cash (1)	N/A	$9,611	$366
Receivables (1)	N/A	451	213
Assets held for sale	N/A	35	-

Financial liabilities
Other financial liabilities
Accounts payable & accrued liabilities (1)	N/A	25,202	25,202
Liabilities held for sale	N/A	422	-
Royalty payable	Level 2	4,284	-
Loan payable (3)	N/A	-	-
Lease liability	N/A	38	26
Warrant liability (2)	Level 3	45,992	1,446

(1)	The carrying value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items.

(2)	The Company applies a standard Black-Scholes model to value the warrant liability.

(3)	Loans payable is presented on an amortized cost basis and will be accreted to its face amount over the term to maturity of the loan at an effective interest rate.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash are held through large Canadian financial institutions. Receivables are primarily due from government agencies.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described in the capital management section below. The accounts payable and accrued liabilities, lease liability, loan payable and income taxes payable are due within the current operating period. The Company is exposed to liquidity risk.

Market Risk

The Company’s financial instruments include investments which are publicly traded and therefore subject to the risks related to the fluctuation in market prices of publicly traded securities. Some of these investments have been acquired as a result of property transactions and, to a large extent, represent strategic investments in related mining companies and their properties. The Company closely monitors market values to determine the most appropriate course of action.

Year ended – December 31, 2025

Price Risk

Price risk is the risk that the trading price of the Company’s shares will fluctuate and result in an increase or decrease in value of the warrant liability.

Commodity Price Risk

The Company is exposed to commodity price risk given that its revenues are derived from the sale of metals, the price of which have been historically volatile.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate because of changes to market interest rates. The Company is exposed from time to time to interest rate risk as a result of holding fixed income cash equivalents and investments, of varying maturities and loans payable. A 1% change in market interest rates would result in no significant change in value of cash and cash equivalents or fixed income securities. The risk that the Company will realize a loss as a result of a decline in the fair value of these assets is limited as they are generally held to maturity.

Foreign Exchange Risk

The Company operates in Canada and Mexico and is exposed to foreign exchange risk arising from transactions denominated in foreign currencies.

The operating results and the financial position of the Company are reported in United States dollars. Fluctuations of the operating currencies in relation to the United States dollar will have an impact upon the reported results of the Company and may also affect the value of the Company’s assets and liabilities.

The Company’s financial assets and liabilities as at December 31, 2025 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

Denominated in ‘000 USD	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$5,888	$3,680	$43	$9,611
Receivables - other	-	451	-	451
	5,888	4,131	43	10,062
Financial liabilities
Accounts payable and accrued liabilities	(309)	(12,894)	(11,999)	(25,202)
Lease liability	(38)	-	-	(38)
Royalty payable	-	(4,284)	-	(4,284)
Warrant liability	(45,992)	-	-	(45,992)
Liabilities held for sale	-	-	(422)	(422)
Net financial liabilities	$(40,451)	$(13,047)	$(12,378)	$(65,876)

Year ended – December 31, 2025

The Company’s financial assets and liabilities as at December 31, 2024 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

Denominated in ‘000 USD	Canadian Dollars	US Dollars	Mexico Pesos	Total
Financial assets
Cash and cash equivalents	$12	$292	$62	$366
Receivables - other	-	213	-	213
	12	505	62	579
Financial liabilities
Accounts payable and accrued liabilities	(524)	(7,401)	(3,063)	(10,988)
Lease liability	(26)	-	-	(26)
Warrant liability	(1,446)	-	-	(1,446)
Net financial (liabilities) assets	$(1,984)	$(6,896)	$(3,001)	$(11,881)

The Company’s reported results will be affected by changes in the US dollar to Canadian dollar and US dollar to Mexican Pesos exchange rate. As of December 31, 2025, a 10% appreciation of the Canadian dollar relative to the US dollar would have decreased net financial assets by approximately $4,045 (December 31, 2024 - $221,000). A 10% depreciation of the US Dollar relative to the Canadian dollar would have had the equal but opposite effect. A 10% appreciation of the Mexican Pesos relative to the US dollar would have decreased net financial asset by approximately $1,196 (December 31, 2024 - $288,000) and a 10% depreciation of the Mexican Pesos would have had an equal but opposite effect. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risk.

The table below summarizes the maturity profile of the Company’s non-derivative financial liabilities:

December 31, 2025 (Denominated in ‘000 USD)	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$25,202	$-
Lease liability	10	28
Royalty payable	251	4,033
Liabilities held for sale	422	-
	$25,885	$4,061

December 31, 2024 (Denominated in ‘000 USD)	Current – within 1 year	Non- current – 1 to 3 years
Accounts payables and accrued liabilities	$10,988	$-
Lease liabilities	11	15
	$10,999	$15

Year ended – December 31, 2025

Related party transactions

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Key management personnel include officers, directors or companies with common directors of the Company. The remuneration of the Company’s directors and other key management personnel during the year ended December 31, 2025 and 2024 are as follows:

(Denominated in ‘000 USD)	2025	2024
Short-term employee benefits included in salary and consulting	$240	$439
Director’s fees included in professional fess	123	95
Share-based compensation	6	65
Consulting fees included in salary and consulting	-	72
	$369	$671

Short-term employee benefits include salaries incurred within the last twelve months of the statement of financial position date and other annual employee benefits. They are included in cost of sales, administrative expenses and exploration and evaluation properties.

At December 31, 2025, accounts payable and accrued liabilities include $76,000 (December 31, 2024 - $403,000) owing to a director and/or officer and/or companies controlled by the directors.

During the year ended December 31, 2025 the Company paid consulting fees totalling $nil (2024 - $72,000) to companies controlled by an ex-director of the Company.

Amounts owing to or from related parties are non-interest bearing, unsecured and due on demand.

Capital management

The capital of the Company consists of items included in shareholder’s equity (deficiency). The Company’s objectives for capital management are to safeguard its ability to support the Company’s normal operating requirement on an ongoing basis, continue the development and exploration of its mineral properties and support any expansionary plans.

The Company manages its capital structure and makes adjustments in light of changes in its economic environment and the risk characteristics of the Company’s assets. To effectively manage the entity’s capital requirements, the Company has in place a planning, budgeting and forecasting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. As at December 31, 2025, the Company expects its capital resources will require additional support for its normal operating requirements, planned development and exploration of its mineral properties for the next twelve months. There are no externally imposed capital requirements to which the Company has not complied.

Critical accounting estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s management makes judgments in its process of applying the Company’s accounting policies in the preparation of its consolidated financial statements. In addition, the preparation of the financial data requires that the Company’s management make assumptions and estimates of the effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Estimates are reviewed on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

Year ended – December 31, 2025

Significant judgments in applying accounting policies

The critical judgments that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations, that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

a)	Impairment assets

The carrying value of property, plant and equipment, exploration and evaluation properties and the Company’s mineral properties is reviewed each reporting period to determine whether there is any indication of impairment. If the carrying amount of an asset exceeds its recoverable amount, the asset is impaired and an impairment loss is recognized in profit or loss. The assessment of fair values, including those of the cash-generating units, require the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, foreign exchange rates, future capital requirements and operating performance. Changes in any of the assumptions or estimates used in determining the fair value of assets could impact the impairment analysis.

b)	Impairment indicators for exploration and evaluation assets

Management applies judgment in assessing whether facts and circumstances indicate that the carrying amount of exploration and evaluation assets may exceed their recoverable amount. In making this assessment, management considers, among other matters, the period for which the entity has the right to explore in the specific area, plans for further exploration and evaluation, the results of exploration work to date, whether substantive expenditure on further exploration is budgeted or planned, and whether data exists that suggest the carrying amount is unlikely to be recovered in full from successful development or by sale. The use of judgment is particularly important in the early stages of a project where limited information may be available.

c)	Determination of assets held for sale

Management uses judgment in determining whether non-current assets or disposal groups meet the criteria for classification as held for sale under IFRS 5. This includes assessing whether the asset is available for immediate sale in its present condition, whether management is committed to a plan to sell, whether an active program to locate a buyer and complete the plan has been initiated, whether the sale is highly probable, and whether completion is expected within one year. Judgment may also be required in assessing whether any conditions to closing are substantive and whether the facts support classification at the reporting date.

d)	Economic recoverability and probability of future economic benefits of exploration and development costs

Management has determined that exploratory drilling and evaluation, costs incurred which have been capitalized are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit including geologic and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

e)	Functional currency

The functional currency for each of the Company’s subsidiaries, joint ventures and investments in associates, is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of each entity is the US dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

Year ended – December 31, 2025

Key sources of Estimation Uncertainty

The areas which require management to make significant estimates and assumptions in determining carrying values include, but are not limited to:

a)	Mineral resources estimation

The carrying value and recoverability of mineral properties requires management to make certain estimates, judgments and assumptions about each project. Management considers the economics of the project, including the latest resources prices and the long-term forecasts, and the overall economic viability of the project. The determination of mineral resources also requires the use of estimates. The Company estimates its mineral resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101, Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating mineral resources and assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecasted prices of commodities, exchange rates, production costs or recovery rates may change the economic status of resources and may result in changes to resource estimates.

b)	Depreciation and depletion

Plants and other facilities used directly in mining activities are depreciated using the units-of-production (“UOP”) method over a period not to exceed the estimated life of the ore body based on recoverable ounces to be mined from estimated resources. Mobile and other equipment are depreciated, net of residual value, on a straight-line basis, over the useful life of the equipment to the extent that the useful life does not exceed the related estimated life of the mine based on estimated recoverable resources.

The calculation of the UOP rate, and therefore the annual depreciation and depletion expense, could be materially affected by changes in the underlying estimates. Changes in estimates can be the result of actual future production differing from current forecasts of future production, expansion of mineral reserves through exploration activities, differences between estimated and actual costs of mining and differences in gold price used in the estimation of mineral reserves.

Significant judgment is involved in the determination of useful life and residual values for the computation of depreciation and depletion and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

c)	Decommissioning and restoration provision

The Company assesses its provision for reclamation and remediation on an annual basis or when new material information becomes available. Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Accounting for reclamation and remediation obligations requires management to make estimates of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations at each mining operation and exploration and development property. Actual costs incurred may differ from those amounts estimated. Also, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required to be performed by the Company. Increases in future costs could materially impact the amounts charged to operations for reclamation and remediation. The provision represents management’s best estimate of the present value of the future reclamation and remediation obligation. The actual future expenditures may differ from the amounts currently provided.

d)	Contingencies

Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

Year ended – December 31, 2025

f)	Deferred taxes

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities.  Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management.  The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized income tax assets.

g)	Acquisition of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”)

During the year ended December 31, 2025, the Company acquired 100% of the outstanding shares of Molimentales which owned the San Francisco Mining Project. Management determined that the purchase represented an acquisition of assets rather than a business combination. The allocation of purchase consideration to each component is based on the relative fair value of the net assets acquired.

e)	Valuation of Inventory

Expenditures incurred, and depreciation and depletion of assets used in mining and processing activities are deferred and accumulated as the cost of ore in stockpiles, ore on leach pads, in-process and finished metal inventories. These deferred amounts are carried at the lower of average cost or net realizable value (“NRV”). Write-downs of ore in stockpiles, ore on leach pads, in-process and finished metal inventories resulting from NRV impairments are reported as a component of current period costs. The primary factors that influence the need to record write-downs include prevailing and long-term metal prices and prevailing costs for production inputs such as labour, fuel and energy, materials and supplies, as well as realized ore grades and actual production levels.

Costs are attributed to the leach pads based on current mining costs, including applicable depreciation and depletion relating to mining operations incurred up to the point of placing the ore on the pad. Costs are removed from the leach pad based on the average cost per recoverable ounce of gold on the leach pad as the gold is recovered. Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads, the grade of ore placed on the leach pads and an estimated percentage of recovery. Timing and ultimate recovery of gold contained on leach pads can vary significantly from the estimates. The quantities of recoverable gold placed on the leach pads are reconciled to the quantities of gold actually recovered (metallurgical balancing), by comparing the grades of ore placed on the leach pads to actual ounces recovered. The nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is completed.

The allocation of costs to ore on leach pads and in-process inventories and the determination of NRV involve the use of estimates. There is a high degree of judgment in estimating future costs, future production levels, reserves estimates, gold and silver prices, and the ultimate estimated recovery for ore on leach pads. There can be no assurance that actual results will not differ significantly from estimates used in the determination of the carrying value of inventories

f)	Derivative valuation

The fair value of the warrant liabilities is determined using the Black-Scholes option pricing model, which requires the use of estimates and assumptions, including share price volatility, expected life, risk-free interest rate and expected dividends. Changes in any of the assumptions or estimates used in the valuation could impact the fair value of the derivative warrant liabilities and the amounts recognized in profit or loss.

Year ended – December 31, 2025

New accounting standards adopted in the current year

In 2024, the International Accounting Standards Board (“IASB”) issued amendments to IAS 1 to clarify the criteria for determining whether to classify a liability as current or non-current and cover what additional disclosures may also be required for liabilities subject to covenants, to IFRS 16 to clarify the accounting treatment for sale and leaseback transactions, providing guidance on how to determine whether the transaction should be accounted for as a sale or a financing transaction and IAS 7, to clarify the classification of supplier finance arrangements in the statement of cash flows regarding supplier finance arrangements, effective for annual periods beginning on or after January 1, 2024. The adoption of this amendment did not have a material impact on the audited consolidated financial statements.

New accounting standards and interpretations issued but not yet effective

Standards and interpretations issued but not yet effective up to the date of issuance of the financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. IFRS 18 Presentation and Disclosure in Financial Statements (effective for annual periods beginning on or after January 1, 2027). Management is currently assessing the implications of applying the new standard on the group’s consolidated financial statements.

OTHER MD&A REQUIREMENTS

Goldgroup’s business of exploring, developing and mining mineral resources involves a variety of operational, financial and regulatory risks that are typical in the natural resource industry. The Company attempts to mitigate these risks and minimize their effect on its financial performance, but there is no guarantee that the Company will be profitable in the future, and any investment in Goldgroup’s common shares should be considered speculative.

Additional information relating to the Company is available on the SEDAR+ website at www.sedarplus.ca and on the Company’s website at www.goldgroupmining.com.

The Board of Directors of Goldgroup has approved the disclosure contained in this MD&A. A copy of this MD&A will be provided to anyone who requests it from the Company.

Compliance with NI 43-101

As required by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), Goldgroup has filed technical reports detailing the technical information related to its material mineral properties discussed herein. For the purposes of NI 43-101, the Company’s material mineral property in the Cerro Prieto project. Unless otherwise indicated, Goldgroup has prepared the technical information in this MD&A (“Technical Information”) based on information contained in the technical reports, news releases and other public filings (collectively, the “Disclosure Documents”) available under the Company’s profile on SEDAR. Each Disclosure Document was prepared by or under the supervision of a qualified person as defined in NI 43-101. For readers to fully understand the information in this MD&A, they should read the Disclosure Documents in their entirety, including all qualifications, assumptions and exclusions that relate to the information set out in this MD&A which qualifies the Technical Information. The Disclosure Documents are each intended to be read as a whole, and sections should not be read or relied upon out of context. The Technical Information is subject to the assumptions and qualifications contained in the Disclosure Documents.

Scientific and technical information relating to Cerro Prieto operating results presented above has been approved by Craig Gibson, Ph.D., CPG, who by reason of education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, fulfills the requirements of a Qualified Person as defined in NI 43-101, and he is Independent of the issuer applying all of the tests in Section 1.5 of NI 43-101CP.

Year ended – December 31, 2025

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining internal controls over financial reporting (“ICFR”) to provide reasonable assurance in respect to the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with IFRS.

There have been no changes in the Company’s internal control over financial reporting during the year ended December 31, 2025 that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

The Chief Executive Officer, President and Chief Financial Officer of the Company are responsible for establishing and maintaining appropriate information systems, procedures and controls to ensure that information used internally and disclosed externally is complete, reliable and timely. They are also responsible for establishing adequate internal controls over financial reporting to provide sufficient knowledge to support the representations made in this MD&A and the Company’s annual financial statements for the year ended December 31, 2025 (together the “Annual Filings”). The Chief Executive Officer and Chief Financial Officer of the Company have filed the Venture Issuer Basic Certificate with the Annual Filings on SEDAR+ at http://www.sedarplus.ca.

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”), the venture issuer basic certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”), as defined in NI 52-109. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency, and timeliness of interim and annual filings and other reports provided under securities legislation.

Limitations of Controls and Procedures:

The Company’s management, including the Chief Executive Officer and Chief Financial Officer, believe that any disclosure controls and procedures or internal controls over financial reporting, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Non-IFRS Financial Measures

Cash Costs

The Company’s MD&A often refers to cash costs per ounce, a non-IFRS performance measure in order to provide investors with information about the measure used by management to monitor performance. This information is used to assess how well the producing gold mine is performing compared to plan and prior periods, and also to assess the overall effectiveness and efficiency of gold mining operations. “Cash cost” figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is still an accepted standard of reporting cash costs of gold production in North America. Adoption of the standard is voluntary and the cost measures presented herein may not be comparable to other similarly titled measures of other companies. Costs include mine site operating costs such as mining, processing, administration, royalties and production taxes, but are exclusive of amortization, reclamation, capital, exploration and development costs. These costs are then divided by ounces of gold sold to arrive at the total cash costs per ounce of gold sold. The measure, along with sales, is considered to be a key indicator of a company’s ability to generate operating earnings and cash flow from its mining operations.

Year ended – December 31, 2025

These gold cash costs differ from measures determined in accordance with IFRS. They are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These measures are not necessarily indicative of net earnings or cash flow from operations as determined under IFRS.

The following table provides a reconciliation between non IFRS adjusted cash costs to cost of good sold (IFRS) for the year ended December 31, 2025:

Cash cost calculation Cerro Prieto	December 31, 2025	December 31, 2024
Total cost of goods sold (‘000)	$16,997	$17,433
Add (subtract)
Inventory adjustment (‘000)	$11,562	$(891)
Total cash cost of production (‘000)	$28,559	$16,542
Gold ounces – produced	8,081	8,803
Total cash cost of production per ounce	$3,534	$1,879
All-in sustaining cost of production per ounce	$3,534	$1,879
Add (subtract)
Corporate administration (‘000)*	$4,850	$2,952
Total all-in cost (‘000)	$33,409	$19,494
Gold ounces – produced	8,081	8,803
All-in cost (per ounce)	$4,134	$2,214

*Corporate administration excludes non-cash items such as corporate depreciation and stock-based compensation.

Risks and Uncertainties

Exploration, development and mining of metals involve numerous inherent risks. As such, the Company is subject to various financial, operational and political risks that could have a significant impact on its profitability and levels of operating cash flows. Such risk factors could materially affect the value of the Company’s assets and future operating results of the Company and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

An investment in the securities of the Company should be considered speculative due, generally, to the nature of the business in which the Company is engaged, the limited extent of the Company’s assets, the Company’s state of development and the degree of its reliance upon the expertise of management.

The list of risk factors below should not be taken as exhaustive of the risks faced by the Company or by investors in the Company. The above factors, and others not specifically referred to above, may in the future materially affect the financial performance of the Company and the value of its securities.

Year ended – December 31, 2025

Lack of Operation Profit

There is no guarantee that the Company will enter into profitable agreements with mining companies and earn profit from operations.

The Company has not paid any dividends and it is unlikely to earn income or pay dividends in the immediate or foreseeable future. A prospective investor in the Company must be prepared to rely solely upon the ability, expertise, judgment, discretion, integrity and good faith of the Company's management in all aspects of the development and implementation of the Company's business activities.

Goldgroup’s expected operating costs and expenditures, economic returns and other projections from a mining project which are contained in this document and in any technical reports or other studies prepared for or by Goldgroup are based on assumed or estimated future metals prices, cut-off grades, operating costs, capital costs, and expenditures and other factors that each may prove to be inaccurate. Therefore, such studies and reports may prove to be unreliable.

For example, significant declines in market prices for base and precious metals or extended periods of inflation would have an adverse effect on any economic projections. In addition, any material reductions in estimates of mineralization or increases in capital costs and expenditures, or in Goldgroup’s ability to maintain a projected budget or renew a particular mining permit, could also have a material adverse effect on projected production schedules and economic returns, as well as on Goldgroup’s overall results of operations or financial condition. There is also a risk that rising costs for labour and material could have an adverse impact on forecasted construction costs and that shortages of labour and material could have a negative impact on any mine development schedule.

Goldgroup’s operating costs are affected by the cost of commodities and goods such as steel, fuel, electrical power and supplies, including tires and reagents. Management of Goldgroup prepares its cost and production guidance and other forecasts based on its review of current and estimated future costs, and management assumes that the materials and supplies required for operations will be available for purchase. An increase in any of these costs, or a lack of availability of commodities and goods, may have an adverse impact on Goldgroup’s financial condition.

Market Price of the Common Shares

The Common Shares are listed and posted for trading on the TSX (TSX-V) as at the date of this report), OTC and SIC. There can be no assurance that an active trading market in the Company’s securities will be established and maintained. Securities of companies involved in the resource industry have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. The price of the Common Shares is also likely to be significantly affected by short-term changes in commodity prices or in the Company’s financial condition or results of operations as reflected in its quarterly earnings reports.

Acquisition Strategy

As part of the Company’s business strategy, it has sought and will continue to seek new exploration, mining and development opportunities in the resource industry. In pursuit of such opportunities, the Company may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into the Company. The Company cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favorable terms, or that any acquisitions or business arrangements completed will ultimately benefit the Company.

The Company may not realize the benefits of its growth projects

As part of its strategy, the Company will continue existing efforts and initiate new efforts to develop new mineral projects. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical, and technological risks, and uncertainties relating to capital and other costs, and financing risks. The failure to develop one or more of these initiatives successfully could have an adverse effect on the Company's financial position and results of operations.

Year ended – December 31, 2025

Current Global Financial Conditions

Events over the last number of years in global financial markets have had a profound impact on the global economy and global financial conditions have been subject to volatility. Many industries, including the mining sector, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. A continuing slowdown in financial markets or other economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company's business, financial condition, results of operations and ability to grow.

Financing Risk

The Company has no assurance that additional funding will be available for further exploration and development of its projects or to fulfill its obligations under any applicable agreements. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in delay or infinite postponement of further exploration and development of its projects with the possible loss of such properties.

Regulatory Competition

The mineral exploration and development industry is highly competitive. The Company competes with other domestic and international mineral exploration companies that have greater financial, human and technical resources. The Company's competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion or efficiency of their operations than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to the Company's detriment. The Company may also encounter increasing competition from other mining companies in the Company's efforts to hire experienced mining professionals. Increased competition could adversely affect the Company's ability to attract necessary capital funding, to acquire it on acceptable terms, or to acquire suitable properties or prospects for mineral exploration in the future. As a result of this competition, the Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Factors beyond the control of the Company may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital or losing its investment capital.

Risks related to International Activities

The Company conducts business in Canada and Mexico with a material portion of the business being conducted in Mexico. The Company’s international operations may be adversely affected by political or economic developments or social instability, which will not be within the Company’s control, including, among other things, the risks of political unrest, labour disputes and unrest, war, terrorism, abduction, expropriation, nationalization, renegotiation or nullification of existing concessions, contracts and permits, government regulation, delays in obtaining or renewing or the inability to obtain or renew necessary permits, taxation policies, economic sanctions, fluctuating exchange rates, currency controls, high rates of inflation, limitations on foreign ownership and increased financing costs. The occurrence of any such events could have a material adverse effect on the Company’s business and results of operations as currently contemplated.

It may also be difficult for the Company to find and hire qualified people in the mining industry who are situated in Mexico or to obtain all of the necessary services or expertise in Mexico or to conduct operations on the Company's projects at reasonable rates. If qualified people and services or expertise cannot be obtained, the Company may need to seek and obtain those services from people located outside of these areas, which will require work permits and compliance with applicable laws and could result in delays and higher costs to conduct the Company's operations.

Year ended – December 31, 2025

Corruption and Bribery Risk

The Company's operations are governed by, and involve interactions with, many levels of government. Like most companies, the Company is required to comply with anti-corruption and anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act. In recent years, there has been a general increase in both the frequency of enforcement and severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-bribery laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its third party agents. Although the Company takes steps to mitigate such risks, such measures are not always effective in ensuring that the Company, its employees or third party agents will comply strictly with such laws. If the Company finds itself subject to an enforcement action or is found to be in violation of such laws, this may result in significant penalties, fines and/or sanctions imposed on the Company resulting in a material adverse effect on the Company's reputation and results of operations.

Risks Associated with Joint Venture Agreements

Pursuant to agreements the Company may enter into in the course of its business, the Company's interest in its properties may become subject to the risks normally associated with the conduct of joint ventures. In the event that any of the Company's properties become subject to a joint venture, the existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on the Company's profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on the Company's business prospects, results of operations and financial condition: (i) disagreements with joint venture partners on how to conduct exploration; (ii) inability of joint venture partners to meet their obligations to the joint venture or third parties; and (iii) disputes or litigation between joint venture partners regarding budgets, development activities, reporting requirements and other joint venture matters.

Reliance on Key Individuals

The Company's success depends on its ability to attract and retain the services of key personnel who are qualified and experienced. In particular, the success of the Company is, and will continue to be to a significant extent, dependent on the expertise and experience of the Company's directors and senior management. It is expected that these individuals will be a significant factor in the Company's growth and success. The loss of the service of these individuals could have a material adverse effect on the Company.

The resource industry is largely driven by fluctuations in commodity prices which, when high, can lead to a large number of projects being developed which in turn increases the demand for skilled personnel, contractors, material and supplies. Accordingly, there is a risk to the Company of losing or being unable to secure enough suitable key personnel or key resources and, as a result, being exposed to increased capital and operating costs and delays, which may in turn adversely affect the development of the Company's projects, the results of operations and the Company's financial condition and prospectus.

Commodity Prices

The price of the Common Shares and the Company’s financial results may be significantly adversely affected by a decline in the price of metals. The price of metal commodities fluctuates widely, especially in recent years, and is affected by numerous factors beyond the Company’s control such as the sale or purchase of commodities by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major metal-producing countries throughout the world.

Year ended – December 31, 2025

Dividend Policy

No dividends on the Common Shares have been paid by the Company to date. The Company anticipates that it will retain all earnings and other cash resources for the foreseeable future for the operation and development of its business. The Company does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the Company’s board of directors after taking into account many factors, including the Company’s operating results, financial condition and current and anticipated cash needs.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration, development and mining operations and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (British Columbia) and other applicable laws.

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. Any potential mining operations of the Company will be subject to all the hazards and risks normally encountered in the exploration, development and production of metals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding, fire, environmental hazards and the discharge of toxic chemicals, explosions and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of mines and other producing facilities, damage to property, injury or loss of life, environmental damage, work stoppages, delays in production, increased production costs and possible legal liability. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability. Although the Company believes that appropriate precautions to minimize risks are taken, these risks cannot be eliminated.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned or other mining operations in which the Company may acquire an interest will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, including among other things: the interpretation of geological data obtained from drill holes and other sampling techniques, the particular attributes of the deposit, such as size, grade and proximity to infrastructure and labour; metal prices which are highly cyclical; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection; and political stability. The Company's development projects are also subject to the issuance of necessary permits and other governmental approvals and receipt of adequate financing. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may adversely affect the Company's business.

Costs

The estimates of costs to conduct further exploration and development work by the Company are based on certain assumptions with respect to the method and timing of the work. By their nature, these estimates and assumptions are subject to significant uncertainties and, accordingly, the actual costs may materially differ from these estimates and assumptions. Accordingly, no assurance can be given that the cost estimates and the underlying assumptions will be realized in practice, which may materially and adversely affect the Company's viability.

Year ended – December 31, 2025

Environmental Regulation, Risks and Hazards

All phases of mining operations are subject to environmental regulation in the jurisdictions in which they operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with changing environmental laws and regulations may require significant capital outlays, including obtaining additional permits, and may cause material changes or delays in, or the cancellation of, the Company's exploration programs or current operations. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's mining operations.

Furthermore, environmental hazards may exist on the properties on which the owners or operators of mining operations hold interests which are unknown to such owners or operators at present and which have been caused by previous or existing owners or operators of the properties.

Government approvals and permits are currently, and may in the future be, required in connection with mining operations at the Company’s properties. To the extent such approvals are required and not obtained, mining operations may be curtailed or prohibited from continuing operations or from proceeding with planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. The occurrence of any environmental violation or enforcement action may have an adverse impact on the Company's operations and reputation.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on mining operations and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Governmental Regulation

Mining operations and exploration activities are subject to extensive laws and regulations governing exploration, development, production, exports, taxes, labour standards, waste disposal, protection and remediation of the environment, reclamation, historic and cultural resources preservation, mine safety and occupation health, handling, storage and transportation of hazardous substances and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating, and other facilities in compliance with such laws and regulations are significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the owners or operators of mining operations would not proceed with the development of or continue to operate a mine. As part of their normal course operating, and development activities, such owners or operators have expended significant resources, both financial and managerial, to comply with governmental and environmental regulations and permitting requirements, and will continue to do so in the future. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from mining operations could result in substantial costs and liabilities in the future.

Our operations are governed by, and involve interactions with, many levels of government in countries with a history of corruption. Like most companies, we are required to comply with anti-corruption and anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act, as well as similar laws in the countries in which we conduct our business. In recent years, there has been a general increase in both the frequency of enforcement and severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-bribery laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its third party agents. It is our policy to implement safeguards to discourage these practices by employees and our consultants. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees and consultants may have engaged or may engage in conduct for which we might be held responsible. Violations of such laws may result in criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Year ended – December 31, 2025

Permitting

Mining operations are subject to receiving and maintaining permits from appropriate governmental authorities. It can be time-consuming and costly to obtain, maintain and renew permits. In addition, permit terms and conditions can impose restrictions on how the Company conducts its operations and limit the Company's flexibility in development of its mineral properties. Prior to any development on the Company’s properties, permits from appropriate governmental authorities may be required. Permits required for the Company's operations may not be issued, maintained or renewed in a timely fashion or at all, may not be issued or renewed upon conditions that restrict the Company's ability to conduct the Company's operations economically, or may be subsequently revoke. Any such failure to obtain, maintain or renew permits, or other permitting delays or conditions could have a material adverse effect on the Company's business, results of operations, financial condition and prospectus.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Goldgroup is in the process of applying for or renewing permits and licences relating to its operations in Mexico. The Company cannot be certain that it will receive the necessary permits and licences at all, or on acceptable terms required to conduct further exploration and to develop its properties and bring them into production. Government approvals and approvals of members of the surrounding communities and permits and licences are currently, and will in the future be, required in connection with the operations of the Company. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from continuing its exploration, development or production activities. The failure to obtain such permits or licences, or delays in obtaining such permits or licences, could increase the Company’s costs and delay its activities, and could adversely affect the properties, business or operations of the Company.

Infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect operations at the Company’s properties.

Exploration and Geological Report

The reported results in the technical reports filed in respect of the Company’s properties are estimates only. No assurance can be given that the estimated mineralization will be recovered. The reported results are based on limited sampling, and, consequently, are uncertain because the samples may not be representative. Estimates may require revision (either up or down) based on actual production experience. If the Company encounters mineralization or geological formations different from those predicted by past drilling, sampling and interpretations, any estimates may need to be altered in a way that could adversely affect the Company's operations or proposed operations. In addition, market fluctuations in the price of metals, as well as increased production costs or reduced recovery rates, may render certain minerals uneconomic.

Land Title

No assurances can be given that there are no title defects affecting the Company’s properties. The Company’s properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects.

Year ended – December 31, 2025

A mineral concession in Mexico does not confer any ownership of surface rights. The majority of Goldgroup’s mineral properties are located in relatively uninhabited areas. There are currently no areas of interest to Goldgroup within its mineral concession that are overlain by significant habitation or industrial users, however there are potential overlapping surface usage issues in some areas. Some surface rights may be owned by local communities or “Ejidos” or by private ranching or residential interests. Goldgroup will require additional surface rights to exploit all resources on its properties. Accordingly, Goldgroup will need to negotiate agreements with private landowners for access and any potential development or exploitation rights. There is no assurance that surface rights agreements that may be necessary for future operations will be obtained when needed, on reasonable terms or at all, which could materially and adversely affect the business of Goldgroup.

Commodity Price Fluctuations

The price of metals has fluctuated widely in recent years, and future serious price declines could cause continued development of and commercial production from the Company’s properties to be impracticable. Future cash flows may not be sufficient and the Company could be forced to discontinue production and may be forced to sell the properties. Future production by the Company is dependent on metal prices that are adequate to make this property economic.

In addition to adversely affecting the commercial production estimates and financial conditions, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Additional Capital

Mining, processing, development and exploration may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on satisfactory terms.

Foreign Exchange Rate Fluctuations

Operations in Mexico and Canada are subject to foreign currency exchange fluctuations. The Company raises its funds through equity issuances which are priced in Canadian dollars, and the majority of the exploration costs of the Company are denominated in United States dollar, and Mexico pesos. The Company may suffer losses due to adverse foreign currency fluctuations.

Property Exploration and Development Risk

Some of the Company’s properties are currently at the exploration stage of development. Exploration and development is subject to numerous risks, including, but not limited to, delays in obtaining equipment, material and services essential to developing the project in a timely manner; changes in environmental or other government regulations; currency exchange rates; labour shortages; and fluctuation in metal prices. There can be no assurance that the Company will have the financial, technical and operational resources to complete the exploration and development in accordance with current expectations or at all.

Insurance Risk

The Company's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failure, cave-ins, mechanical failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, fires, floods and earthquakes. Such occurrences could result in damage, delays in mining, monetary losses and possible legal liability.

Year ended – December 31, 2025

Although the Company maintains insurance to protect against certain risks in such amounts as it considers reasonable, the Company's insurance will not cover all the potential risks associated with a mining company's operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as loss of title to mineral property, environmental pollution, or other hazards as a result of exploration and production is not generally available to the Company or other companies in the mining industry on acceptable terms. The Company may also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect on our financial performance and results of operations.

Force Majeure

The Company's projects now or in future may be adversely affected by risks outside the control of the Company, including labour unrest, civil disorder, war, subversive activities or sabotage, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions.

Mining Without a Pre-Feasibility Study

Company has chosen to advance the newly discovered mineralization into production without the benefit of completing a feasibility study demonstrating economic and technical viability or, an independent technical report confirming resources. Accordingly, readers should be cautioned that the Company’s production decision has been made without a comprehensive feasibility study of established reserves or resources such that there is greater risk and uncertainty as to future economic results from the Cerro Prieto Mine and a higher technical risk of failure than would be the case if a feasibility study were completed and relied upon to make a production decision.

Cautionary Statement on Forward-Looking Information

This MD&A contains “forward-looking information” (within the meaning of applicable Canadian securities law) and “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995) concerning Goldgroup’s plans at its mineral properties and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Actual results could differ materially from the conclusions, forecasts and projections contained in such forward-looking information.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “is expected”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to materially differ from those reflected in the forward-looking statements, and are developed based on assumptions about such risks, uncertainties and other factors set out herein including, without limitation:

•	uncertainties related to actual capital costs, operating costs and expenditures, production schedules and economic returns from Goldgroup’s projects;

•	uncertainties associated with development activities;

•	uncertainties inherent in the estimation of mineral resources and precious metal recoveries;

•	risks related to obtaining appropriate permits and licences to explore, develop, operate and produce at the Company’s projects;

•	uncertainties related to current global economic conditions;

•	fluctuations in precious and base metal prices;

•	uncertainties related to the availability of future financing;

•	potential difficulties with joint venture partners;

•	risks that Goldgroup’s title to its property could be challenged;

•	political and country risk;

•	risks associated with Goldgroup being subject to government regulation;

•	risks associated with having adequate surface rights for operations;

•	environmental risks;

Year ended – December 31, 2025

•	Goldgroup’s need to attract and retain qualified personnel;

•	risks associated with operating hazards at the Cerro Colorado Mine;

•	risks associated with potential conflicts of interest;

•	Goldgroup’s lack of experience in overseeing the construction of a mining project;

•	risks related to the integration of businesses and assets acquired by Goldgroup;

•	uncertainties related to the competitiveness of the mining industry;

•	risk associated with theft;

•	risk of water shortages and risks associated with competition for water;

•	uninsured risks and inadequate insurance coverage;

•	risks associated with potential legal proceedings;

•	risks associated with community relations;

•	outside contractor risks;

•	risks related to archaeological sites;

•	foreign currency risks;

•	risks associated with security and human rights; and

•	risks related to the need for reclamation activities on Goldgroup’s properties.

This list is not exhaustive of the factors that may affect the Company’s forward-looking information. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking information.

Cautionary Note to U.S. Investors Concerning Estimates of Mineral Resources and Mineral Reserves

The disclosure in this MD&A uses mineral resource and mineral reserve classification terms that comply with reporting standards in Canada, and, unless otherwise indicated, all mineral resource and mineral reserve estimates included in this MD&A have been prepared in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the disclosure requirements of the United States Securities and Exchange Commission (the “SEC”) set forth in Industry Guide 7. Consequently, mineral resource and mineral reserve information contained in this MD&A is not comparable to similar information that would generally be disclosed by U.S. companies in accordance with the rules of the SEC.

In particular, the SEC’s Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Accordingly, mineral reserve estimates contained in this MD&A may not qualify as “reserves” under SEC standards.

In addition, this MD&A uses the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The SEC’s Industry Guide 7 does not recognize mineral resources and U.S. companies are generally not permitted to disclose resources in documents they file with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral “reserves.” Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of an inferred mineral resource exists. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in rare cases. In addition, disclosure of “contained ounces” in a mineral resource estimate is permitted disclosure under NI 43-101 provided that the grade or quality and the quantity of each category is stated; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. For the above reasons, information contained in this MD&A containing descriptions of our mineral resource and mineral reserve estimates is not comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.